Exhibit 23.2

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO · MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the inclusion of our opinion dated March 16, 2010 except for note 2 which is as of June 23, 2011 on the restated consolidated financial statements of China Automotive Systems, Inc. (the “Company”) for the years ended December 31, 2009 and 2008  in its Annual Report on Form 10-K being filed by the Company for the fiscal year ended December 31, 2010 and its incorporation by reference to the Company’s Registration Statement on Form S-8 (File No.333-126959).

/s/ Schwartz Levitsky Feldman LLP
“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada March 16, 2010 except for note 2	Canada Chartered Accountants Licensed Public Accountants
which is as of June 23, 2011

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663